CARDIFF ONCOLOGY, INC.

STOCK OPTION GRANT AGREEMENT
FOR NONSTATUTORY STOCK OPTIONS

    Cardiff Oncology, Inc., a Delaware corporation (the “Company”) does hereby grant to Chuck Monahan (the “Optionee”), an option (the “Option”) that is NOT intended to qualify as an incentive stock option pursuant to Section 422(b) of the Internal Revenue Code, to purchase shares of the Company’s common stock (“Stock”) in the number and subject to terms and conditions of this Stock Option Grant Agreement (the “Grant Agreement”). The following are the general terms of the Option for shares of Stock (“Option Shares”) granted to Optionee by this Grant Agreement.

    The grant date of the Option (“Grant Date”) is December 2, 2021

    The number of Option Shares granted to Optionee is 125,040 shares of Stock.

The exercise price (“Exercise Price”) at which Optionee can purchase Option Shares is $5.46 per share.

This Option is not immediately exercisable.

The first day that Option Shares commence to vest is December 2, 2021 (“Vesting Commencement Date”).

Option Shares shall vest in accordance with the following schedule (“Vesting Schedule”):

31,260 of the Options vest on December 2, 2022 and 2,605 vest monthly for 36 months beginning on January 2, 2023, provided the Optionee on the vesting date continues to provide services to the Company or an Affiliate.

The Option shall expire, and be of no further force or effect, on the tenth anniversary of the Grant Date; provided, however, the Option shall expire within (i) ninety (90) days of termination of service in the event Optionee’s service with the Company or its Affiliates is terminated for any reason other than for Cause or because of Disability or death or (ii) six (6) months following the date of Optionee’s termination of employment with the Company or its Affiliates due to the Optionee’s death or Disability.

The entire Option (vested or unvested) held by the Optionee immediately prior to the termination of Optionee’s employment shall immediately terminate upon such termination of employment if such termination of employment was for Cause.

This option may be exercised by delivering to the Secretary of the Company (i) a written Notice of Intention to Exercise in the form attached hereto as Exhibit A signed by the Optionee and specifying the number of Optioned Shares he desires to purchase, (ii) payment in full of the exercise price for all such Optioned Shares in cash, certified check or surrender of shares of Common Stock of the Company having a value equal to the exercise price of the Optioned Shares as to which Optionee is exercising this Option, provided that such surrendered shares, if previously acquired by exercise of a Company stock option, have been held by Optionee at least six months prior to their surrender. As a holder of an option, Optionee shall have the rights of a shareholder with respect to the Optioned Shares only after they shall have been issued to Optionee upon the exercise of this option. Subject to the terms and provisions of this Agreement, the Company shall use its best efforts to cause the Optioned Shares to be issued as promptly as practicable after receipt of the Notice of Intention to Exercise.

This Option shall not be transferable and may be exercised during Optionee’s lifetime only by Optionee. Any purported transfer or assignment of this option shall be void and of no effect, and shall give the Company the right to terminate this option as of the date of such purported transfer or assignment. No transfer of an option by Optionee by will or by the laws of descent and distribution shall be effective unless the Company have been furnished with written notice thereof, and such other evidence as the Board of Directors may deem necessary to establish the validity of the transfer and conditions of the option, and to establish compliance with any laws or regulations pertaining thereto

The Optionee hereby accepts this Option subject to all of the terms and provisions thereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors upon any questions arising under the Option.

OPTIONEE	CARDIFF ONCOLOGY, INC.

/s/ Chuck Monahan	/s/ Mark Erlander
Executed (Date)	Mark Erlander, CEO